Exhibit 99.1

Federal Trust Corporation Announces Accelerated Vesting of Stock Options

SANFORD, Fla., Dec. 22 /PRNewswire-FirstCall/ -- James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation, announced that the Board of Directors has approved the acceleration of the vesting of certain employee stock options. The change affects 196,309 options that were granted between 2001 and 2005, with original vesting terms of three to five years at various option exercise prices ranging from $4.00 to $12.00 per share.

Chairman Suskiewich stated that “the Board took the action at a meeting held on December 20, 2005, after discussing the pending implementation of the new accounting pronouncement (FASB 123R) which requires, effective January 1, 2006, that all unvested stock options must be charged to expense over the remaining vesting period. The value of these unvested options of approximately $238,000, which was determined at the time of grant, would have been recognized over future periods if this action was not taken. The options were primarily held by executive officers who have been with the Company for three years or more.” Mr. Suskiewich further explained that he did not anticipate that there would be a significant number of options exercised in early 2006 as a result of this acceleration in vesting.

The Company’s common stock is traded on the American Stock Exchange under the symbol of “FDT.” At December 19, 2005, the closing price was $12.50 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $713 million federally-chartered, FDIC-insured savings bank. Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida.

Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

FEDERAL TRUST CORPORATION
312 West First Street
Sanford, Florida 32771